Exhibit 3.1.5


                                                         STATE OF DELAWARE
                                                         SECRETARY OF STATE
                                                      DIVISION OF CORPORATIONS
                                                   Delivered 12:20 PM 07/17/2003
                                                     FILED 12:20 PM 07/17/2003
                                                    SRV 030468952 - 3150713 FILE


                           CERTIFICATE OF AMENDMENT OF
                        THE CERTIFICATE OF INCORPORATION
                         OF CHESHIRE DISTRIBUTORS, INC.


It is hereby certified that:

1.    The name of the corporation (the "Corporation") is Cheshire Distributors,
      Inc.

2. The certificate of incorporation of the Corporation is hereby amended by striking out Article First thereof and by substituting in lieu of said Articles the following new Article.

      ARTICLE FIRST: "the name of the corporation is LMIC, Inc. (the "Corporation")."

3. The certificate of incorporation of the Corporation is hereby amended by adding to Article Fourth the following:

      ARTICLE FOURTH: "Issued Shares. The amendment provides for a change in the previously authorized and issued 99,952,374 shares of common stock, $.001 par value per share, into approximately 1,499,999 shares of common stock, $.001 par value per share, in the ration of .01500715135 of a share for each share of common stock.

4. The amendments of the certificate of incorporation herein certified have been duly adopted and written consent has been given in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 17th day of July, 2003.


                                  By: /s/ Abe Grossman
                                      Abe Grossman, President